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                                                                    Exhibit 99.1



May 8, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0408


Ladies and Gentlemen:


         This letter is written pursuant to Temporary Note 3T to Article 3 of Regulation S-X.


         Arthur Andersen LLP (Andersen) has represented to the Administrative Committee of the Integrated Electrical Services, Inc. 401(k) Retirement Savings Plan that the audit of the Integrated Electrical Services, Inc. 401(k) Retirement Savings Plan for the fiscal year ended December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to the audit.



Very truly yours,



/s/ Margery M. Harris

Margery M. Harris
Sr. Vice President - Human Resources and an
   Advisory Member of the Administrative Committee